                              ASSET PURCHASE AGREEMENT

                                       BETWEEN

                                   MAGNETEK, INC.,

                                         AND

                              JEFFERSON ELECTRIC, INC.



                            DATED AS OF AUGUST ____, 1996



                SALE OF JEFFERSON ELECTRIC DIVISION OF MAGNETEK, INC.

                                  TABLE OF CONTENTS


                                ARTICLE 1.  DEFINITIONS. . . . . . . . . . .  1
 1.1   Certain Defined Terms . . . . . . . . . . . . . . . . . . . . . . . .  1
 1.2   Other Definitional Provisions . . . . . . . . . . . . . . . . . . . .  6

                    ARTICLE 2.  CLOSING; PURCHASE PRICE ADJUSTMENT . . . . .  6
 2.1   Sale and Transfer of the Assets . . . . . . . . . . . . . . . . . . .  6
 2.2   Assets Not Transferred. . . . . . . . . . . . . . . . . . . . . . . .  7
 2.3   Assumed and Excluded Liabilities. . . . . . . . . . . . . . . . . . .  8
 2.4   Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
 2.5   Purchase Price Adjustment . . . . . . . . . . . . . . . . . . . . . . 10
 2.6   Tax Allocation. . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
 2.7   Sales and Use Tax . . . . . . . . . . . . . . . . . . . . . . . . . . 12

                           ARTICLE 3.  CONDITIONS TO CLOSING . . . . . . . . 12
 3.1   Buyer's Obligation. . . . . . . . . . . . . . . . . . . . . . . . . . 12
 3.2   Seller's Obligation . . . . . . . . . . . . . . . . . . . . . . . . . 13

                 ARTICLE 4.  REPRESENTATIONS AND WARRANTIES OF SELLER. . . . 14
 4.1   Authority; Corporate Matters; No Conflicts; Governmental Consents . . 14
 4.2   Financial Statements; Absence of Changes. . . . . . . . . . . . . . . 15
 4.3   Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
 4.4   Assets Other than Real Property Interests . . . . . . . . . . . . . . 17
 4.5   Real Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
 4.6   Intellectual Property . . . . . . . . . . . . . . . . . . . . . . . . 17
 4.7   Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
 4.8   Litigation; Decrees . . . . . . . . . . . . . . . . . . . . . . . . . 19
 4.9   Employee and Related Matters. . . . . . . . . . . . . . . . . . . . . 19
 4.10  Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . 19
 4.11  Employee and Labor Relations. . . . . . . . . . . . . . . . . . . . . 19
 4.12  Assets of the Business. . . . . . . . . . . . . . . . . . . . . . . . 20

                  ARTICLE 5.  REPRESENTATIONS AND WARRANTIES OF BUYER. . . . 20
 5.1   Authority; No Conflicts; Governmental Consents. . . . . . . . . . . . 20
 5.2   Actions and Proceedings, etc. . . . . . . . . . . . . . . . . . . . . 21
 5.3   Buyer's Acknowledgment. . . . . . . . . . . . . . . . . . . . . . . . 21
 5.4   No Knowledge of Seller's Breach . . . . . . . . . . . . . . . . . . . 21
 5.5   Exon-Florio . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22

                            ARTICLE 6.  COVENANTS OF SELLER. . . . . . . . . 22
 6.1   Access. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
 6.2   Ordinary Conduct. . . . . . . . . . . . . . . . . . . . . . . . . . . 22
 6.3   Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
 6.4   Acquisition Proposals . . . . . . . . . . . . . . . . . . . . . . . . 22
 6.5   Accounts Receivable . . . . . . . . . . . . . . . . . . . . . . . . . 23
 6.6   Covenant Not to Compete . . . . . . . . . . . . . . . . . . . . . . . 23
 6.7   Seller Financing. . . . . . . . . . . . . . . . . . . . . . . . . . . 24
 6.8   Supply Contracts. . . . . . . . . . . . . . . . . . . . . . . . . . . 24
 6.9   Product Support . . . . . . . . . . . . . . . . . . . . . . . . . . . 24

                           ARTICLE 7.  COVENANTS OF BUYER. . . . . . . . . . 24
 7.1   Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . 24

 7.2   Accounts Receivable . . . . . . . . . . . . . . . . . . . . . . . . . 24
 7.3   Waiver of Bulk Sales Law Compliance . . . . . . . . . . . . . . . . . 25
 7.4   Excluded Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
 7.5   Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
 7.6   Board of Directors. . . . . . . . . . . . . . . . . . . . . . . . . . 25

                             ARTICLE 8.  MUTUAL COVENANTS. . . . . . . . . . 26
 8.1   Permits and Consents. . . . . . . . . . . . . . . . . . . . . . . . . 26
 8.2   Cooperation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
 8.3   Publicity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
 8.4   Reasonable Efforts; Further Assurances. . . . . . . . . . . . . . . . 27
 8.5   Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
 8.6   Access to Former Business Records . . . . . . . . . . . . . . . . . . 28
 8.7   Use of Trademark and Trade Names. . . . . . . . . . . . . . . . . . . 28
 8.8   Required Modifications or Replacements of Products. . . . . . . . . . 28

                         ARTICLE 9.  EMPLOYEE BENEFIT MATTERS. . . . . . . . 29
 9.1   Employee Retention. . . . . . . . . . . . . . . . . . . . . . . . . . 29
 9.2   Employee Benefit Plans. . . . . . . . . . . . . . . . . . . . . . . . 29
 9.3   Vacation, Holiday and Severance Pay . . . . . . . . . . . . . . . . . 30
 9.4   Access to Information . . . . . . . . . . . . . . . . . . . . . . . . 30
 9.5   Third-Party Beneficiaries . . . . . . . . . . . . . . . . . . . . . . 30

                             ARTICLE 10.  INDEMNIFICATION. . . . . . . . . . 31
10.1   Indemnification by Seller . . . . . . . . . . . . . . . . . . . . . . 31
10.2   Indemnification by Buyer. . . . . . . . . . . . . . . . . . . . . . . 31
10.3   Indemnification for Environmental Matters . . . . . . . . . . . . . . 32
10.4   Losses Net of Insurance, etc. . . . . . . . . . . . . . . . . . . . . 32
10.5   Termination of Indemnification. . . . . . . . . . . . . . . . . . . . 33
10.6   Procedures Relating to Indemnification (Other Than for Tax Claims). . 33
10.7   Procedures Relating to Indemnification of Tax Claims. . . . . . . . . 34
10.8   Survival of Representations . . . . . . . . . . . . . . . . . . . . . 35

                            ARTICLE 11.  GENERAL PROVISIONS. . . . . . . . . 35
11.1   Assignment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
11.2   No Third-Party Beneficiaries. . . . . . . . . . . . . . . . . . . . . 35
11.3   Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
11.4   Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
11.5   Attorneys' Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
11.6   Amendments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
11.7   Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
11.8   Interpretation; Exhibits and Schedules. . . . . . . . . . . . . . . . 38
11.9   Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
11.10  Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . 38
11.11  Fees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
11.12  Severability. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
11.13  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38

                               EXHIBITS AND SCHEDULES

EXHIBITS:

EXHIBIT A          Bill of Sale, Assignment and Assumption Agreement. . . . A-1
EXHIBIT B          Opinion of Baker, Donelson, Bearman & Caldwell . . . . . B-1
EXHIBIT C          Opinion of General Counsel of Seller . . . . . . . . . . C-1
EXHIBIT D          Opinion of Schober & Radtke S.C. . . . . . . . . . . . . D-1


SCHEDULES:

Schedule 2.1(b)    Leased Property; Milwaukee Facility and Brownsville Facility
Schedule 2.1(e)    Intellectual Property
Schedule 2.6       Tax Allocation
Schedule 4.1(b)    Jurisdictions
Schedule 4.1(c)    Accelerations, Default
Schedule 4.2       Financial Statements
Schedule 4.3       Taxes and Tax Exempt Use Property
Schedule 4.4       Liens on Assets
Schedule 4.5       Business Property
Schedule 4.6       Intellectual Property
Schedule 4.7       Contracts
Schedule 4.8       Litigation
Schedule 4.9       Seller Plans
Schedule 4.11      Employee and Labor Relations
Schedule 5.1(b)    Buyer Conflicts
Schedule 6.2       Exceptions to Ordinary Course of Business
Schedule 9.2       Rates Applicable to Employee Benefit Plans

                           ASSET PURCHASE AGREEMENT


     ASSET PURCHASE AGREEMENT dated as of August ____, 1996 between MAGNETEK, INC., a Delaware corporation ("Seller" or "MagneTek"), and JEFFERSON ELECTRIC, INC., a Wisconsin corporation, ("Buyer").

     Seller, through its Jefferson Electric Division (the "Division"), is engaged in the business (the "Business") of developing, manufacturing, selling and distributing various products, including dry type transformers. The parties hereto desire that MagneTek sell, transfer, convey and assign to Buyer all of the assets, properties, interests in properties and rights used in, held for use in or otherwise relating to the Business, and that Buyer purchase and acquire the same, subject to the assumption by Buyer of certain liabilities and obligations of Seller relating to the Business, upon the terms and subject to the conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

                            ARTICLE 1.  DEFINITIONS

     1.1 Certain Defined Terms. As used in this Asset Purchase Agreement, the following terms shall have the following meanings such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "Affiliate" has the meaning ascribed to such term in Rule 12b-2 promulgated under the Exchange Act by the SEC as in effect on the date hereof.

          "Assets" has the meaning set forth in Section 2.1.

          "Assigned Contracts" has the meaning set forth in Section 2.1(f).

          "Assumed Liabilities" has the meaning set forth in Section 2.3.

          "Bill of Sale, Assignment and Assumption Agreement" means a Bill of Sale, Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit A.

          "Business" has the meaning set forth in the preamble.

          "Business Day" means a day other than a Saturday or a Sunday or other day on which commercial banks in Wisconsin are authorized or required by law to close.

          "Business Employee" means any employee of Seller working exclusively for the Business on the Closing Date, including any employee on vacation, illness, or FMLA leave on such date.

          "Business Property" has the meaning set forth in Section 4.5 hereto.

          "Closing Balance Sheet" has the meaning set forth in Section 2.5.

          "Closing Date" means the day on which the Closing occurs pursuant to Section

2.4.

          "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          "Confidential Information" has the meaning set forth in Section 6.7.

          "Contract" means any contract, agreement, license, lease, sales or purchase order or other legally binding commitment, whether written or oral, to which MagneTek or the Business is a party and relating exclusively to the Business.

          "Contractual Obligation" means, as to Person, any provision or any note, bond or security issued by such Person or of any mortgage, indenture, deed or trust, lease, license, franchise, contract, agreement, instrument or undertaking to which such Person is a party or by which it or any of its property or assets is subject.

          "Employee Benefit Arrangements" means each and all pension, supplemental pension, accidental death and dismemberment, life and health insurance and benefits (including medical, dental, vision and hospitalization), short and long-term disability, savings, bonus, deferred compensation, incentive compensation, holiday, vacation, severance pay, salary continuation, sick pay, sick leave, tuition refund, service award, company car, scholarship, relocation, patent award, fringe benefit, flexible spending account programs and other employee benefit arrangements, plans, contracts, policies or practices providing employee or executive compensation or benefits to Business Employees, other than the Employee Benefit Plans.

          "Employee Benefit Plans" means each and all "employee benefit plans," as defined in Section 3(3) of ERISA, maintained or contributed to by Seller or in which Seller participates or participated and which provides benefits to Business Employees, including (1) any such plans that are "employee welfare benefit plans" as defined in Section 3(1) of ERISA and
(ii) any such plans that are "employee pension benefit plans" as defined in
Section 3(2) or ERISA.

          "Environmental Law" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act of 1976, as amended, and any other applicable statutes, regulations, rules, ordinances or codes which relate to the protection of human health or the environment from the effects of Hazardous Materials.

          "Equipment" has the meaning set forth in Section 2.1(c).

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the SEC promulgated from time to time thereunder.

          "Excluded Assets" has the meaning set forth in Section 2.2.

          "Excluded Liabilities" has the meaning set forth in Section 2.3.

          "GAAP" means generally accepted accounting principles in the United States of America.

          "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "Hazardous Material" means any substance: (i) which is defined as a hazardous waste, hazardous substance, pollutant or contaminant under any Environmental Law; (ii) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is regulated by any Governmental Authority; or (iii) which contains gasoline, diesel fuel or other petroleum hydrocarbons.

          "Indemnified Person" means, with respect to any Loss, the Person seeking indemnification hereunder.

          "Indemnifying Person" means, with respect to any Loss, the Person from whom indemnification is being sought hereunder.

          "Intellectual Property" has the meaning set forth in Section 2.1(e).

          "Inventory" has the meaning set forth in Section 2.1(d).

          "Knowledge of Seller" with reference to any of the representations and warranties of Seller means the actual knowledge of any "officer" of MagneTek, as such term is defined in 17 C.F.R. 240.16a-1(f), and of any other employee of Seller who is charged with overall responsibility for a department of MagneTek, on a company-wide level, to the extent such officer or employee had, on the date hereof, responsibility for matters that are the subject of such representation and warranty; provided, however, that, unless such officer had (a) actual knowledge to the contrary or (b) direct responsibility at the Jefferson Electric Division for the subject matter thereof, but to exclude Mike J. Buckna and Thomas Klink and to exclude any other officer (as defined) of Buyer, such knowledge is based solely upon information and materials supplied to Seller by personnel of Buyer, deemed for this purpose to include Mike J. Buckna and Thomas Klink.

          "Leased Property" has the meaning set forth in Section 2.1(b).

          "Lien" means any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or other security agreement of any kind or nature whatsoever (including without limitation, any conditional sale or other title retention agreement or any financing lease having substantially the same economic effect as any of the foregoing).

          "Loss" means any loss, liability, claim, damage or expense (including reasonable attorneys' fees and disbursements and the costs of investigation). Loss recoverable hereunder is subject to the limitations set forth in Section 10.4.

          "March Balance Sheet" means the unaudited balance sheet of the Business as of March 31, 1996, attached hereto as part of Schedule 4.2.

          "Material Adverse Effect" means a material adverse effect on
(a) the business, operations, property or condition (financial or other) of the Business, taken as a whole or (b) the ability of Seller to consummate the Transactions.

          "Permits" has the meaning set forth in Section 2.1(g).

          "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

          "Purchase Note" has the meaning set forth in Section 2.4.

          "Purchase Price" has the meaning set forth in Section 2.4.

          "Records" has the meaning set forth in Section 2.1(h).

          "Required Modification" means, with respect to any product, a modification, improvement or enhancement which is (a) required by any Requirement of Law or (b) otherwise necessary or advisable in Seller's sole discretion to permit Seller to meet any duty or obligation owing by Seller to remedy defects or hazards in such products or to provide any warning with respect to any such defects or hazards. Required Modifications may also include, but shall not be limited to, modifications, improvements or enhancements necessary to meet industry standards, or to implement design improvements, or modifications of or supplements to the product's design, quality, components, safety features, labeling, warnings or instructions. Required Modification shall in no event mean or include any modification, improvement or enhancement required by any written warranty covering the relevant product.

          "Requirement of Law" means, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

          "SEC" means the Securities and Exchange Commission.

          "Seller" has the meaning set forth in the preamble hereto.

          "Seller Plans" means each and all Employee Benefit Plans and Employee Benefit Arrangements sponsored or maintained by Seller under which any Business Employee participates or is entitled to receive benefits.

          "Tax" or "Taxes" means, with respect to any Person, any federal, state, local or foreign net income, gross income, gross receipts, sales, use, ad valorem, value-added, capital, unitary, intangible, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, transfer, occupation, premium, property or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any jurisdiction or other taxing authority, on such Person.

          "Tax Returns" has the meaning set forth in Section 4.3.

          "Transaction Documents" means (i) this Agreement and (ii) the Bill of Sale, Assignment and Assumption Agreement.

          "Transactions" means the transactions contemplated by the Transaction Documents.

     1.2  Other Definitional Provisions.

          (a)  Terms defined in this Agreement in Sections other than
Section 1.1
shall have the meanings as so defined when used in this Agreement.

          (b) As used herein, accounting terms not defined or to the extent not defined, shall have the respective meaning given to them under GAAP.

          (c) Unless express reference is made to Business Days, references to days shall be to calendar days.

ARTICLE 2.  CLOSING; PURCHASE PRICE ADJUSTMENT

     2.1 Sale and Transfer of the Assets. Subject to the terms and conditions of this Agreement, on the Closing Date Seller will sell, convey, transfer, assign and deliver to Buyer all of Seller's right, title and interest in and to the following assets (except the Excluded Assets) of Seller, to the extent that they are used exclusively in the operations of the Business, as the same shall exist on the Closing Date (collectively referred to herein as the "Assets"):

          (a)  (intentionally left blank)

          (b)  the leasehold interest used by the Business at 427 East
Stewart Street, Milwaukee, WI 53207 (the "Milwaukee Facility") listed on
Schedule 2.1(b) and the leasehold interest used by the Business at 300 Magnetek Drive, Brownsville, TX 78521 (the "Brownsville Facility") listed on
Schedule 2.1(b) (the Brownsville Facility, together with the Milwaukee Facility, called the "Leased Property");

          (c) all tangible personal property, including, without limitation, the fixtures, furnishings, furniture, office supplies, vehicles, rolling stock, tools, machinery, equipment, computer equipment (including software), located upon or affixed to or normally located in, at or upon, even if temporarily removed from, any of the Leased Property (collectively, including the fixtures, the "Equipment");

          (d) all inventory, wherever stored, including without limitation, raw materials, work-in-process, finished goods, packaging materials, spare parts and supplies (the "Inventory");

          (e) all trademarks, trade names, patents, service marks, copyrights (whether registered or unregistered) and pending applications for the foregoing listed on Schedule 2.1(e) and attached hereto (the
"Intellectual Property");

          (f) all Contracts (including but not limited to all Contracts listed on Schedule 4.7 and all Contracts entered into by the Business through the Closing Date) (the "Assigned Contracts");

          (g) all transferable business licenses and permits used exclusively in or relating exclusively to the Business or the Assets (the "Permits");

          (h) all books and records (other than historical accounting, financial and Tax records) wherever stored, plans and specifications, surveys and title policies relating to the Business Property, sales literature, product information, employment records and files and all other information and/or data related to or used by Seller exclusively in connection with the Assets and the operation of the Business and located at either of the Leased Properties (the "Records");

          (i) all insurance proceeds paid or payable by any insurance provider, other than Seller or any Affiliate of Seller, for any Asset that is destroyed or damaged after the date hereof and prior to the Closing;

          (j)  all accounts receivable;

          (k) all prepaid expenses (other than prepaid Taxes), advances and deposits (including utility deposits);

          (l) all telephone, telex and telecopier numbers and all existing listings in all telephone books and directories;

          (m) all warranties and guaranties received from vendors, suppliers or manufacturers with respect to the Assets or the Business; and

          (n)  all goodwill appurtenant to the foregoing Assets.

     2.2 Assets Not Transferred. Notwithstanding anything herein to the contrary, the following assets are not included in the Assets and shall be retained by Seller (the "Excluded Assets"):

          (a) all cash and cash equivalent items (except as described in Section 2.1(i) and (k)) including, without limitation, checking accounts, bank accounts, certificates of deposit, time deposits, securities, and the proceeds of accounts receivable, including uncashed checks in payment thereof, received by Seller on or prior to the Closing Date;

          (b) all rights, properties, and assets which have been used or held for use in connection with the Business and which shall have been transferred (including transfers by way of sale) or otherwise disposed of prior to the Closing, provided such transfers and disposals shall have been in the ordinary course of the business of the Business as conducted at the date hereof;

          (c) rights to or claims for refunds or rebates of Taxes and other governmental charges for periods ending on or prior to the Closing Date and the benefit of net operating loss carry-forwards, carrybacks or other credits of Seller, whether or not attributable to the Business;

          (d)  claims or rights against third parties not described in
Section 2.1(m), except those arising with respect to events or breaches occurring after the Closing Date under the Assigned Contracts; provided, however, that any rights of indemnification, contribution or reimbursement that may exist under the Assigned Contracts in respect of Excluded Assets or Excluded Liabilities hereunder shall be Excluded Assets;

          (e) except as set forth in Section 2.1(i), all insurance policies and rights thereunder, including but not limited to, rights to any cancellation value as of the Closing Date;

          (f) proprietary or confidential business or technical information, records and policies that relate generally to Seller and are not used exclusively in the Business, including, without limitation, organization manuals and strategic plans;

          (g) subject to the limited rights granted in Section 8.7, all "MagneTek" marks, including any and all trademarks or service marks, trade names, slogans or other like property relating to or including the name "MagneTek," the mark MagneTek or any derivative thereof and the MagneTek logo or any derivative thereof, proprietary computer programs or other software, including but not limited to Seller's proprietary data bases, accounting and reporting formats, systems and procedures;

          (h) all Records relating to pending lawsuits (other than any included in the Assumed Liabilities) to which Seller is a party and which involve the Business; and

          (i) all other assets used primarily in connection with Seller's corporate functions (including but not limited to the corporate charter, taxpayer and other identification numbers, seals, minute books and stock transfer books), whether or not used for the benefit of the Business.

     2.3 Assumed and Excluded Liabilities. On the Closing Date, Buyer shall execute and deliver to Seller the Bill of Sale, Assignment and Assumption Agreement pursuant to which Buyer shall assume and agree to pay, perform and discharge when due, all the liabilities and obligations of Seller arising out of the Business, of any kind or nature, whether absolute, contingent, accrued or otherwise, and whether arising before or after the Closing including, without limitation, (i) all liabilities for Taxes assumed by Buyer under
Section 2.7, (ii) all liabilities under the Assigned Contracts, (iii) all liabilities and obligations of Buyer set forth in Article 9 hereof, and (iv) all liabilities and obligations of Seller, as tenant, under the Leased Properties (collectively, the "Assumed Liabilities"); provided, however, that the Assumed Liabilities shall in no event include the following liabilities (the "Excluded Liabilities"):

          (a) any liability in respect of litigation pending or threatened against Seller in respect of the Business prior to the Closing Date, provided, that such pending or threatened liability is set forth on Schedule
4.8 hereto;

          (b) any liability, responsibility or obligation with respect to any Seller Plan, except as provided in Article 9, and excluding any Assigned Contract;

          (c) any liability for (i) warranty claims made after the Closing Date for service, repair, replacement and similar work required under Seller's written warranties with respect to products sold or services provided prior to the Closing, the expenses of which, at shop level cost (direct materials plus labor), in the aggregate exceed the warranty reserve on the Closing Balance Sheet, (ii) claims under health insurance plans of Seller for covered Business Employees with respect to services rendered prior to the Closing Date or (iii) any product liability or tort claims for injuries, property damage or other Losses, arising prior to the Closing Date but only if written notice of such claims described in clause (i), (ii) or
(iii) shall have been delivered by Buyer to Seller within the two-year period following the Closing Date; and

          (d) any liability for Taxes for any period ending on or prior to the Closing Date, excluding the Taxes covered by Section 2.7.

     2.4 Closing. The closing (the "Closing") of the purchase and sale of the Assets shall be held at the offices of Reinhart, Boerner, Van Deuren, Norris & Rieselbach, S.C., 1000 N. Water Street, Milwaukee, WI 53202 at 10:00 a.m. on August 30, 1996, or if the conditions to Closing set forth in Article III shall not have been satisfied or waived by such date, subject to Section 11.3, as soon as practicable after such conditions shall have been satisfied or waived. The date on which the Closing shall occur is hereinafter referred to as the "Closing Date." At the Closing, Buyer shall deliver to Seller Buyer's promissory note (the "Purchase Note") in form and substance acceptable to Seller and shall deliver to Seller by wire transfer (to a bank account designated at least two Business Days prior to the Closing Date in writing by Seller) immediately available funds in an amount equal to the sum of $2,300,000.00 (Two Million Three Hundred Thousand and no/100ths Dollars), plus or minus an estimate, if the parties mutually agree prior to the Closing Date with respect thereto, of any adjustment to the aggregate purchase price under Section 2.5 (the aggregate purchase price plus or minus such estimate of any adjustment under Section
2.5 being hereinafter called the "Closing Date Amount," and the aggregate purchase price, so adjusted, and the Purchase Note, being hereinafter referred to as the "Purchase Price"), and such other documents as are required by this Agreement.

     At the Closing, Seller shall deliver or cause to be delivered to Buyer
(a) the Bill of Sale, Assignment and Assumption Agreement, (b) a Sublease Agreement pertaining to the Brownsville Facility, and (c) such other instruments of transfer and documents as Buyer may reasonably request, and Buyer shall deliver to Seller (a) the Bill of Sale, Assignment and Assumption Agreement, (b) a Sublease Agreement pertaining to the Brownsville Facility, and (c) such other instruments of assumption and documents as Seller may reasonably request. In addition, Seller shall deliver to Buyer at the Closing an affidavit in form and substance reasonably satisfactory to Buyer, duly executed and acknowledged, certifying that Seller is not a foreign person within the meaning of Section 1445(f)(3) of the Code, and any corresponding affidavit required for state tax purposes.

     2.5  Purchase Price Adjustment.

          (a) Within 60 days after the Closing Date, Buyer shall prepare and deliver to Seller a balance sheet of the Business as of the close of business on the Closing Date comprising the Assets and the outstanding Assumed Liabilities (the "Closing Balance Sheet").

               During the 30 days immediately following Seller's receipt of the Closing Balance Sheet, Seller shall be entitled to review the Closing Balance Sheet and Buyer's working papers relating to the Closing Balance Sheet, and Buyer shall provide Seller access at all reasonable times to its personnel, properties, books and records to the extent relevant. The Closing Balance Sheet shall become final and binding upon the parties on the thirtieth day following delivery thereof unless Seller gives written notice to Buyer of its disagreement with the method of presentation of the Closing Balance Sheet (a "Notice of Disagreement") prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. If a timely Notice of Disagreement is received by Buyer with respect to the Closing Balance Sheet, then the Closing Balance Sheet (as revised in accordance with clause (x) or (y) below), shall become final and binding upon the parties on the earlier of (x) the date the parties hereto resolve in writing any differences they have with respect to any matter specified in a Notice of Disagreement or (y) the date any matters properly in dispute are finally resolved in writing by the Accounting Firm (as defined below). During the 30 days immediately following the delivery of any Notice of Disagreement, Seller and Buyer shall seek in good faith to resolve in writing any differences which they may have with respect to any matter specified in such Notice of Disagreement. During such period, Seller and Buyer shall each have access to the other party's working papers prepared in connection with the other party's preparation of a Notice of Disagreement.
 At the end of such 30-day period, Seller and Buyer shall submit to an independent accounting firm (the "Accounting Firm") for review and resolution any and all matters which remain in dispute and which were properly included in any Notice of Disagreement, and the Accounting Firm shall reach a final, binding resolution of all matters which remain in dispute. The Closing Balance Sheet, with such adjustments necessary to reflect the Accounting Firm's resolution of the matters in dispute, shall become final and binding on Buyer and Seller on the date the Accounting Firm delivers its final resolution to the parties. The Accounting Firm shall be Arthur Anderson LLP, or if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed upon by the parties hereto in writing. The cost of any arbitration (including the fees and expenses of the Accounting Firm) pursuant to this Section 2.5 shall be borne 50% by Buyer and 50% by Seller.

          (b) The Purchase Price shall be $3.5 million, based upon the March 31, 1996 Balance Sheet (unaudited). This price shall be adjusted up or down, as set forth in paragraph (a) above, based upon the net increase or decrease in net worth as shown on the March 31, 1996 Balance Sheet (unaudited), as compared to the Closing Balance Sheet (unaudited), reflecting on both only the Assets being purchased and the Assumed Liabilities (the "Purchase Price Adjustments").

               The payment thereof shall occur as follows:

               (i) At Closing, $2.3 million by wire transfer, plus or minus any estimate of any adjustment under Section 2.4 and subsection (a), above, if such estimate is agreed to by the parties hereto, with such amount to be adjusted and finally determined as set forth in subsection (a), above, after the final Closing Balance Sheet has been determined and the final amount due at Closing is determined. Interest on the principal amount of the cash portion of the Purchase Price not paid at Closing shall be calculated from and after the Closing Date and paid pursuant to any resolution of a Notice of Disagreement. Interest shall be calculated at an annual rate based upon the prime rate of interest announced by Firstar Bank Milwaukee, N.A., on the Closing Date for the period from the Closing Date to the date of payment, fluctuating with changes as announced in said rate, computed on the basis of a 360-day year and actual days elapsed. Payment shall be made by the Buyer to the Seller, or by the Seller to the Buyer, as the case may be, with accrued interest as aforesaid, in immediately available funds, as to amounts owing pursuant to the Purchase Price Adjustments not later than 3 Business Days following the 30 days during which Seller may review the Closing Balance Sheet, if no Notice of Disagreement is given by Seller to Buyer, and if a Notice of Disagreement is given by Seller to Buyer, within 3 Business Days of final resolution thereof.

               (ii) At Closing, the Purchase Note for the balance, being in the amount of $1,200,000.

          (c) The Closing Balance Sheet shall be prepared in accordance with GAAP, except as set forth in Schedule 4.6, and applied in a manner consistent with that followed in the preparation of the Financial Statements (as defined in Section 4.6).

          (d) Buyer agrees, with respect to Purchase Price Adjustments, that following the Closing, Buyer will not take any actions with respect to the accounting books, records, policies and procedures of the Business on which the Closing Balance Sheet is to be based that are not consistent with GAAP applied in the manner consistent with the past practices of the Business.

          (e) Notwithstanding the foregoing provisions of this Section 2.5, no adjustment to the Purchase Price pursuant to this Section 2.5 shall be made unless such adjustment would exceed $50,000, and if such adjustment would exceed $50,000 than the full amount of such adjustment shall be made. The estimated adjustment paid on the Closing Date, if any, shall be taken into account to determine whether such threshold is met.

     2.6 Tax Allocation. Buyer and Seller shall allocate the Purchase Price plus the Assumed Liabilities (to the extent identifiable or reasonably estimable as of the date hereof) to broad categories constituting components of the Assets and the covenant not to compete contained in Section 6.6 hereof in accordance with Schedule 2.6 (as the same may be updated as of the Closing to reflect changes in the Assets or Assumed Liabilities occurring after the date thereof and prior to the Closing Date). Buyer and Seller shall report the purchase and sale of the Assets in accordance with the agreed upon allocation among such broad categories for all Tax purposes (including the filing of the forms prescribed under Section 1060 of the Code and the Treasury Regulations promuLgated thereunder), but such allocation shall not constrain reporting for other purposes.

     2.7 Sales and Use Tax. Buyer and Seller shall cooperate in preparing, executing and filing use and sales Tax returns relating to, and at the Closing, Buyer and Seller each shall pay one-half, of any and all sales, real estate, transfer or use Tax due with regard to, the purchase and sale of the Assets. To the extent such Taxes cannot be accurately computed at the Closing, the parties shall each pay their respective one-half of such Taxes when they are due. Such Tax Returns shall be prepared in a manner that is consistent with the allocation of the Purchase Price and Assumed Liabilities contemplated by Section 2.6. Buyer shall also furnish Seller with a form of resale certificate that complies with the requirements of the Wisconsin Statutes and other applicable state taxation laws.

                       ARTICLE 3.  CONDITIONS TO CLOSING

     3.1 Buyer's Obligation. The obligations of Buyer to purchase and pay for the Assets are subject to the satisfaction (or waiver by Buyer) as of the Closing of the following conditions:

          (a) The representations and warranties of Seller made in this Agreement shall be true and correct in all material respects as of the date hereof and, except as specifically contemplated by this Agreement, on and as of the Closing, as though made on and as of the Closing Date, and Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller by the time of the Closing; and Seller shall have delivered to Buyer a certificate dated the Closing Date and signed by an authorized officer of Seller confirming the foregoing.

          (b) Buyer shall have received an opinion dated the Closing Date of Baker, Donelson, Bearman & Caldwell, Counsel to Seller, as to the matters set forth in Exhibit B, and an opinion dated the Closing Date of Samuel A. Miley, Esq., General Counsel of Seller, as to the matters set forth in Exhibit C, which opinions shall be reasonably satisfactory in form to Buyer.

          (c) No injunction or order shall have been granted by any court or administrative agency or instrumentality of competent jurisdiction that would restrain or prohibit any of the Transactions or that would impose damages as a result thereof, and no action or proceeding shall be pending before any court or administrative agency or instrumentality of competent jurisdiction in which any Person seeks such a remedy (if in the opinion of counsel to Buyer there exists a reasonable risk of a materially adverse result in such pending action or proceeding).

     3.2 Seller's Obligation. The obligation of Seller to sell and deliver the Assets to Buyer is subject to the satisfaction (or waiver by Seller) as of the Closing of the following conditions:

          (a) The representations and warranties of Buyer made in this Agreement shall be true and correct in all material respects as of the date hereof and on and as of the Closing, as though made on and as of the Closing Date, and Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer by the time of the Closing; and Buyer shall have delivered to Seller a certificate dated the Closing Date and signed by an authorized officer of Buyer confirming the foregoing.

          (b) Seller shall have received an opinion dated as of the Closing Date of Schober & Radtke S.C., counsel to Buyer, as to the matters set forth in Exhibit D, which opinion shall be reasonably satisfactory in form to Seller.

          (c) No injunction or order shall have been granted by any court or administrative agency or instrumentality of competent jurisdiction that would restrain or prohibit the Transactions or that would impose damages as a result thereof, and no action or proceeding shall be pending before any court or administrative agency or instrumentality of competent jurisdiction in which any person seeks such a remedy (if in the opinion of counsel to Seller there exists a reasonable risk of a materially adverse result in such pending action or proceeding).

          (d) Seller shall have received from Buyer insurance certificates in compliance with Section 7.5 and evidence confirming the establishment of Buyer's Benefit Plans in compliance with Section 9.2.

              ARTICLE 4.  REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller hereby represents and warrants to Buyer as follows:

     4.1  Authority; Corporate Matters; No Conflicts; Governmental Consents.

          (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite corporate power and authority to enter into the Transaction Documents and to consummate the Transactions. All corporate acts and other proceedings required to be taken by Seller to authorize the execution, delivery and performance of the Transaction Documents and the consummation of the Transactions have been duly and properly taken. This Agreement has been, and the Transaction Documents, when executed, will be, duly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (b) Schedule 4.1(b) sets forth a true and complete list of all jurisdictions in which the Business engages in the regular, systematic solicitation of orders, maintains any sales offices or sales staff or other physical presence or derives any material revenues.

          (c) The execution and delivery of this Agreement does not and of the other Transaction Documents will not, and the consummation of the Transactions and compliance with the terms of the Transaction Documents will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Seller under, any provision of (i) the Certificate of Incorporation or By-Laws of Seller, (ii) subject to the matters disclosed in
Schedule 4.1(c), any Contractual Obligation of Seller or (iii) any judgment, order or decree or, subject to the matters described in clauses (A)-(D) below,

Requirement of Law applicable to Seller or its property or assets, other than, in the case of clauses (ii) and (iii) above, any such conflicts, violations, defaults, rights or Liens that, individually or in the aggregate, would not have a Material Adverse Effect. No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made by or with respect to Seller in connection with the execution and delivery of the Transaction Documents or the consummation of the Transactions contemplated hereby, other than (A) compliance with and filings under Section 13(a) or 15(d), as the case may be, of the Exchange Act, (B) compliance with and filings and notifications under applicable Environmental Laws, (C) those that may be required solely by reason of Buyer's participation in the transactions contemplated hereby, (D) those that, if not made or obtained, individually or in the aggregate, would not have a Material Adverse Effect.

     4.2  Financial Statements; Absence of Changes.  To the Knowledge of
Seller,

          (a) Schedule 4.2 contains a true and complete copy of the unaudited balance sheet of the Business as at March 31, 1996, and the related unaudited statements of income and retained earnings and cash flows for the period then ended.

     The financial statements described in the foregoing clause are referred to herein as the "Financial Statements." Except as set forth on Schedule 4.2, the Financial Statements: (A) were prepared in accordance with the books and records of the Business, (B) fairly present the financial position of the Business in each case at and as of the dates indicated, and the results of operations, retained earnings and cash flows of the Business for the periods indicated and (C) except as otherwise set forth on Schedule 4.2, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby (subject to the absence of notes and to normal year-end adjustments).

          (b) Absence of Changes. Except as set forth on Schedule 4.2, since the March Balance Sheet Date the Business has been operated in the ordinary course and consistent with past practice, and there have not been any:

               (i) material adverse changes in the assets (including, without limitation, levels of working capital and the material components thereof), liabilities, earnings or financial condition of the Business;

               (ii) occurrences resulting in the damage, destruction or loss (whether or not covered by insurance) affecting any tangible asset or property of the Business in excess of $50,000 in the aggregate;

               (iii) material increases in, or changes in the method of computing, the compensation of Business Employees (including, without limitation, increases pursuant to or change in method under any bonus, pension, profit sharing, deferred compensation arrangement or other plan or commitment), or increase in compensation payable to any officer, employee, consultant or agent of MagneTek employed in the Business, or entering into of any employment contract with or making of any loan to, or engagement in any transaction with, any officer or employee of MagneTek employed in the Business, in each case other than in the ordinary course of the business of the Business and consistent with past practice;

               (iv) material changes in the manner in which the Business extends discounts or credits to customers or otherwise deals with customers;

               (v) changes in the accounting methods or practices followed by or with respect to the Business, or any changes in depreciation or amortization policies or rates theretofore adopted;

               (vi) agreements or commitments to merge or consolidate with or otherwise acquire any other Person, or any part or division thereof;

               (vii) cancellation or termination of any insurance policy maintained by or with respect to the Business;

               (viii) material incurrence of indebtedness for borrowed money;

               (ix) other material transactions relating to the Business, other than in the ordinary course of the Business and consistent with past practice; or

               (x) agreements or understandings, whether in writing or otherwise, for Seller to take any of the actions specified in items (i) through (ix) above.

     4.3  Taxes.

          (a) Except as disclosed on Schedule 4.3, Seller, and any affiliated group within the meaning of Section 1504 of the Code, of which Seller is or has been a member (the "Affiliated Group," but only for the taxable period during which Seller has been a member thereof), have filed or caused to be filed in a timely manner (within any applicable extension periods) with the appropriate Governmental Authority: (i) all Tax returns, reports and forms (collectively, "Tax Returns") required to be filed by the Code or by applicable laws, (ii) all Taxes shown on such Tax Returns have been timely paid in full by the due date thereof, (iii) no Tax Liens or assessments have been filed by any Tax authority against any property or assets of the Business and (iv) no claims are being asserted in writing with respect to any Taxes relating to the Business.

          (b) Except as set forth in Schedule 4.3, (i) none of the Assets comprises "tax exempt use property" within the meaning of Section 168(h) of the Code and (ii) the Assigned Contracts do not include any lease made pursuant to former Section 168(f)(8) of the Internal Revenue Code of 1954.

          (c) Seller is not a "foreign person" within the meaning of Section 1445(f)(3) of the Code.

     4.4 Assets Other than Real Property Interests. Seller has good and valid title to all assets reflected on the March Balance Sheet or thereafter acquired, except those sold or otherwise disposed of since the date of such March Balance Sheet in the ordinary course of business consistent with past practice, in each case free and clear of all Liens except: (a) such as are disclosed on Schedule 4.4 and (b) mechanics', carriers', workmen's, repairmen's or other like Liens arising or incurred in the ordinary course of business, Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, Liens for Taxes and other governmental charges which are not due and payable or which may thereafter be paid without penalty, and other imperfections of title, restrictions or encumbrances, if any, which Liens, imperfections of title, restrictions or other encumbrances do not,individually or in the aggregate, materially impair the continued use and operation of the specific assets to which they relate (the Liens described in the preceding clause (b) are hereinafter referred to collectively as "Permitted Liens").

     This Section 4.4 does not relate to real property or interests in real property, such items being the subject of Section 4.5.

     ]XG Real Property. Schedule 4.5 sets forth a complete list of Leased Properties and identifies any leases relating thereto (sometimes referred to herein individually as a "Business Property").

     4.6 Intellectual Property. Schedule 4.6 sets forth a list of all Intellectual Property used in the Business (excluding any such Intellectual Property that is included in Excluded Assets). With respect to registered trademarks, Schedule 4.6 contains a list of all jurisdictions in which such trademarks are registered or applied for and all registration and application numbers. Except as disclosed on Schedule 4.6, to the Knowledge of Seller, Seller owns or has the right to use, without payment to any other party, the Intellectual Property listed on such Schedule 4.6. Except as set forth on
Schedule 4.8, no claims are pending or, to the Knowledge of Seller, threatened against Seller by any person with respect to the ownership, validity, enforceability or use of any Intellectual Property listed on
Schedule 4.6 or otherwise challenging or questioning the validity or effectiveness of any such Intellectual Property.

     4.7 Contracts. Schedule 4.7 sets forth a list of each of the following types of Contracts to which the Business is a party or to which MagneTek is a party and which relate primarily to the Business:

          (a) any employment or severance agreement that has an aggregate future liability in excess of $100,000 and is not terminable by notice of not more than 60 days for a cost of less than $50,000;

          (b) any employee collective bargaining agreement or other contract with any labor union covering Business Employees;

          (c) to the Knowledge of Seller, any Contract pursuant to which the aggregate of payments to become due from or to Seller is equal to or exceeds $20,000, and which is not terminable by no more than 60 days' notice for a cost of less than $10,000;

          (d) any lease or similar agreement under which Seller is a lessor or sublessor of, or makes available for use by any third party (including another division of Seller), any Business Property or premises otherwise occupied by the Business;

          (e) any distributor, dealer, sales, advertising, agency, manufacturer's representative, franchise or similar Contract or any other contract requiring the payment of any commissions in excess of $50,000 per year;

          (f) any indenture, mortgage, promissory note, loan agreement or other agreement or commitment for the borrowing of money, for a line of credit or for any leasing transaction of a type required to be capitalized in accordance with Statement of Financial Accounting Standards No. 13 issued by the Financial Accounting Standards Board;

          (g) any option or other agreement to purchase or otherwise acquire or sell or otherwise dispose of any interest in real property;

          (h)  any guaranty of the obligations of third parties;

          (i) any agreement which restricts the Business from conducting its business anywhere in the world;

          (j) any agreement under which it has agreed to indemnify any third party with respect to, or to share, the Tax liability of any third party; or

          (k) any other agreement or contract which is material to the Business, the Assets or Assumed Liabilities, other than this Agreement and the Transaction Documents.

     Except as disclosed on Schedule 4.7, each Contract listed on Schedule
4.7 is valid, binding and in full force and effect and is enforceable by Seller in accordance with its terms. Except as disclosed in Schedule 4.7, to the Knowledge of Seller, Seller has performed all material obligations required to be performed by it to date under the Contracts and is not (with or without the lapse of time of the giving of notice, or both) in breach or default in any material respect thereunder and, to the Knowledge of Seller, no other party to any of the Contracts is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder.

     4.8 Litigation; Decrees. Schedule 4.8 sets forth a list, as of the date of this Agreement, of all pending and, to the Knowledge of Seller, threatened lawsuits or claims with respect to which Seller has contacted in writing the defendant or been contacted in writing by the claimant or by counsel for the claimant by or against Seller relating to the Business which
(a) involves a claim by or against Seller of more than $50,000, (b) seeks any injunctive relief or (c) relates to the Transactions. To the Knowledge of Seller, except as disclosed on Schedule 4.8, Seller is not in default under any judgment, order or decree of any court, administrative agency or commission or other Governmental Authority applicable to the Business, except where the default would not have a Material Adverse Effect.

     4.9 Employee and Related Matters. Schedule 4.9 sets forth each material Seller Plan. Seller has made available to Buyer true, complete and correct copies of (i) each material Seller Plan (or, in the case of any unwritten material Seller Plans, descriptions thereof) and (ii) the most recent summary plan description for each material Seller Plan for which such a summary plan description is required.

     4.10 Environmental Matters. Except as previously disclosed in writing by Seller to Buyer, to the Knowledge of Seller, as to the Business and the Business Property:

          (a) Seller is not in material violation of any applicable Environmental Law nor is Seller under investigation or review by any Governmental Authority with respect to compliance therewith, or with respect to the generation, use, treatment, storage or disposal, or the spillage or other release of any Hazardous Material;

          (b) There is no Hazardous Material that is likely to pose any material risk to safety, health or the environment, and there has heretofore been no spillage, discharge, release or disposal of any such Hazardous Material on or under the Business Property in an amount and of a nature which could reasonably be expected to result in material liability to the Business; and

          (c) There are no pending citations, fines, penalties or claims have been asserted against Seller under any Environmental Law which could reasonably be expected to have a Material Adverse Effect and which have not been reflected in the March Balance Sheet.

     4.11 Employee and Labor Relations.  Except as set forth on Schedule 4.11:

          (a) there is no labor strike, dispute, or work stoppage or lockout pending, or, to the Knowledge of Seller, threatened, involving the Business;

          (b) to the Knowledge of Seller, no union organization campaign is in progress with respect to the employees of the Business, and no question concerning representation exists respecting such employees;

          (c) there is no unfair labor practice charge or complaint against Seller pending, or, to the Knowledge of Seller, threatened, before the National Labor Relations Board involving the Business;

          (d) there is no pending, or, to the Knowledge of Seller, threatened, grievance involving an employee of the Business that, if adversely decided, would have a Material Adverse Effect; and

          (e) no charges with respect to or relating to Seller is pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices as to which there is a reasonable likelihood of adverse determination involving the Business, other than those which, if so determined would not have a Material Adverse Effect.

     4.12 Assets of the Business. Except for any Assets that may not be transferred to Buyer pursuant to Section 2.2 or Section 8.1, the Assets and the rights conferred by the Transaction Documents comprise all the properties and assets used by Seller exclusively in the operation of the Business as conducted on the date hereof. EXCEPT AS EXPRESSLY PROVIDED HEREIN, SELLER MAKES NO REPRESENTATION OR WARRANTY CONCERNING THE ASSETS OR THE BUSINESS, INCLUDING AS TO THE QUALITY, CONDITION, MERCHANTABILITY, SALABILITY, OBSOLESCENCE, WORKING ORDER OR FITNESS FOR A PARTICULAR PURPOSE THEREOF. EXCEPT AS EXPRESSLY PROVIDED HEREIN, THE ASSETS ARE SOLD TO BUYER "AS IS AND WHERE IS."

               ARTICLE 5.  REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to Seller as follows:

     5.1  Authority; No Conflicts; Governmental Consents.

          (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin. Buyer has all requisite corporate power and authority to enter into the Transaction Documents and to consummate the Transactions. All corporate acts and other proceedings required to be taken by Buyer to authorize the execution, delivery and performance of the Transaction Documents and the Transactions have been duly and properly taken. This Agreement has been, and the Transaction Documents, when executed, will be, duly executed and delivered by Buyer and constitute valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law).

          (b) Except as disclosed on Schedule 5.1(b), the execution and delivery of this Agreement does not and of the other Transaction Documents will not, and the consummation of the Transactions and compliance with the terms of the Transaction Documents will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Buyer under, any provision of (i) the Certificate of Incorporation or By-Laws of Buyer, (ii) any Contractual Obligation of Buyer or (iii) any judgment, order or decree or, subject to the matters described in clauses (A)-(D) below, statute, law, ordinance, rule or regulation applicable to Buyer or its property or assets. No material consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other Governmental Authority is required to be obtained or made by or with respect to Buyer or its Affiliates in connection with the execution and delivery of the Transaction Documents or the consummation by Buyer of the Transactions, other than (A) compliance with and filings under
Section 13(a) and l5(d), as the case may be, of the Exchange Act, (B) compliance with and filings and notifications under applicable state environmental laws, and (C) those that may be required solely by reason of Seller's (as opposed to any other third party's) participation in the transactions contemplated hereby.

     5.2 Actions and Proceedings, etc. There are no: (a) outstanding judgments, orders, writs, injunctions or decrees of any court, governmental agency or arbitration tribunal against Buyer or (b) actions, suits, claims or legal, administrative or arbitration proceedings or investigations pending or, to the knowledge of Buyer, threatened against Buyer.

     5.3 Buyer's Acknowledgment. Buyer acknowledges and agrees that, (a) other than the representations and warranties of Seller specifically contained in this Agreement, there are no representations or warranties of Seller either expressed or implied with respect to such Seller, the Business or the Transactions and (b) it shall have a right to indemnification solely as provided in Article 10 hereof and shall have no claim or right to indemnification with respect to any information, documents or materials furnished by either Seller or any of its officers, directors, employees, agents or advisors, or otherwise available to Buyer.

     5.4 No Knowledge of Seller's Breach. Neither Buyer nor, to the knowledge of Buyer, any of its Affiliates, has knowledge of any breach of any representation or warranty by Seller or of any other condition or circumstance that would excuse Buyer from its timely performance of its obligations hereunder. If any information relevant to the representations and warranties of Seller under this Agreement shall come to Buyer's attention on or before the Closing on the Closing Date (whether through Seller or otherwise), then for the purposes of Seller's liability under such representations and warranties the effect shall be as if the representations and warranties were so modified in this Agreement, and no claim for indemnification maybe made under Article 10 hereof to the extent such claim would not arise under such modified representation or warranty.

     5.5 Exon-Florio. Buyer is not a "foreign person" for purposes of Exon-Florio Amendment to the Defense Production Act of 1950.

                        ARTICLE 6.  COVENANTS OF SELLER

     Seller covenants and agrees as follows:

     6.1 Access. Subject to the provisions of Section 7.1 hereof, prior to the Closing, Seller will give Buyer and its representatives, employees, counsel and accountants, together with representatives of Persons providing financing to Buyer for the Transactions, with reasonable access, during normal business hours and upon reasonable notice, to the personnel, properties, books and records of the Business for purposes of investigating its assets, operations, prospects, obligations and liabilities; provided, however, that such access does not unreasonably disrupt the normal operations of the Business. Additionally, subject to the provisions of Section 7.1 hereof and to prior notification and the consent (which will not be unreasonably withheld or delayed) of Buyer, Buyer and such representatives may contact the principal customers and suppliers of the Business for purposes of the foregoing investigation.

     6.2 Ordinary Conduct. Except as contemplated by this Agreement or as set forth in Schedule 6.2, from the date hereof to the Closing, Seller agrees to cause the business of the Business to be conducted in the ordinary course in substantially the same manner as presently conducted and will make all reasonable efforts, consistent with past practices, to preserve relationships with customers, suppliers and others with whom the Business deals. Except as contemplated by this Agreement, Seller will not, without the prior written consent of Buyer, which consent will not be unreasonably withheld or delayed, take any action which would cause the representations and warranties of Seller herein to be untrue in any material respect.

     6.3 Insurance. Seller shall keep, or cause to be kept, all insurance policies presently maintained relating to the Business and its properties, or replacements therefor, in full force and effect through the close of business on the Closing Date. Buyer will not have any rights under any such insurance policies from and after the Closing Date, other than as afforded pursuant to
Section 2.1(i).

     6.4 Acquisition Proposals. From and after the date hereof until the termination hereof, without the written consent of Buyer, Seller shall not:
(i) solicit or initiate discussions with any Person, other than the Buyer, its Affiliates and their respective designees and agents, relating to the possible acquisition, whether by way of merger, reorganization, purchase of capital stock, purchase of assets or otherwise (any such acquisition being referred to in this section as an "Acquisition Transaction"), of any material interest in the Business or any material Asset, (ii) provide Confidential Information with respect to the Business or any material Asset to any Person, other than Buyer, its Affiliates and their respective designees and agents, in connection with a possible Acquisition Transaction or (iii) enter into a transaction with any Person, other than Buyer, its Affiliates and their respective designees and agents, concerning a possible Acquisition Transaction.

     6.5 Accounts Receivable. Seller agrees within 15 days of receipt of any accounts receivable of Buyer to forward to Buyer any and all proceeds from such accounts receivable of the Business that are received by Seller after the Closing Date. If, after the Closing Date, Seller receives any payment from any Person who at the time of such payment has outstanding accounts payable to Seller, on the one hand (for the purposes of this Section, "Seller Accounts Receivable"), and to the Buyer, on the other hand (for the purposes of this Section, "Buyer Accounts Receivable"), and the payment (a) does not indicate whether it is in respect of Seller Accounts Receivable or Buyer Accounts Receivable or (b) indicates that it is in payment of both Seller Accounts Receivable and Buyer Accounts Receivable without specifying the portion to be allocated to each, then Seller and Buyer shall consult with one another to determine the proper allocation of such payment; and, if they are unable to reach agreement on the proper allocation, such payment shall be applied so as to retire Seller Accounts Receivable and Buyer Accounts Receivable in chronological order based upon the period of time such accounts receivable have existed on the books of Seller or Buyer, as the case may be.

     6.6  Covenant Not to Compete.

          (a)  Subject to the terms, conditions and exceptions of this
Section 6.6, Seller hereby covenants and agrees that neither it nor any Affiliate controlled by it (a "Seller

Affiliate"), for a period of time ending on the earlier of (i) that day when there is a default by Buyer under the Purchase Note; and (ii) five (5) years from and after the Closing Date, will engage, directly or indirectly, whether as a principal, consultant, investor, or otherwise, in a business which is competitive with the Business as now being operated. Notwithstanding anything to the contrary in this Section 6.6, the acquisition by Seller of (i) any Person less than 10% of the gross revenues of which are derived from a business competitive with the Business as presently operated (a "Competitive Business"); or (ii) no more than 5% of any class of securities of any Person, if such securities are traded in any public market, or 15% of any class of privately held securities of any Person, in a Competitive Business, shall not constitute a breach of this Section 6.6. The restrictive covenant in this
Section 6.6(a) shall apply to, and shall be limited to, the United States.

          (b) Seller agrees that, in connection with the purchase by Buyer of the Business, the time and geographic restrictions set forth above are reasonable. Seller agrees that the remedy at law for any breach by it of this
Section 6.6 will be inadequate and the Buyer shall be entitled to injunctive relief. The parties intend that the unenforceability or invalidity of any term or provision of this Section 6.6 shall not render any other term or provision contained herein unenforceable or invalid. If the activities described in this Section 6.6 or the term of time or the geographical area covered by this Section 6.6 should be deemed too extensive, then the parties intend that this Section 6.6 be construed to cover the maximum scope of business activities, period of time and geographical area (not exceeding those specifically set forth herein) as may be permissible under applicable law.

     6.7 Seller Financing. At Closing, Seller will accept the Purchase Note of Buyer, in form and substance acceptable to Seller, and subject to Buyer's compliance with all other terms hereof.

     6.8 Supply Contracts. Provided Buyer is not in default under the Purchase Note, Seller shall make what it deems to be commercially reasonable efforts to introduce Buyer's representatives to Seller's copper, aluminum, and lamination steel vendors in an attempt to permit Buyer access to the same material and at comparable prices as Seller. Seller's obligation pursuant to this Section 6.8 will terminate six months from the Closing Date.

     6.9 Product Support. Provided Buyer is not in default under the Purchase Note, Seller will allow Buyer the use of Seller's "800" telephone number for product support and will forward all inquiries to Buyer. Seller's obligation pursuant to this Section 6.9 will terminate one year from the Closing Date.

                         ARTICLE 7.  COVENANTS OF BUYER

     Buyer covenants and agrees as follows:

     7.1 Confidentiality. Buyer acknowledges that the information being provided to it by Seller is subject to the terms of a confidentiality agreement between Buyer and Seller (the "Confidentiality Agreement"), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the Confidentiality Agreement will terminate; provided, however, that Buyer acknowledges that the Confidentiality Agreement will terminate only with respect to information relating solely to the Business; and provided, further, however, that Buyer acknowledges that any and all other information provided to it by Seller or Seller's representatives concerning Seller shall remain subject to the terms and conditions of the Confidentiality Agreement after the date of the Closing.

     7.2 Accounts Receivable. Buyer agrees within 15 days of receipt of any accounts receivable of Seller to forward or cause to be forwarded to Seller any and all proceeds from such accounts receivable of Seller that are received by Buyer after the Closing Date. If, after the Closing Date, Buyer receives any payment from any person who at the time of such payment has outstanding accounts payable to Seller, on the one hand (for the purposes of this Section, "Seller Accounts Receivable"), and to Buyer, on the other hand (for the purposes of this Section, "Buyer Accounts Receivable"), and the payment
(a) does not indicate whether it is in respect of Seller Accounts Receivable or Buyers Accounts Receivable or (b) indicates that it is in payment of both Seller Accounts Receivable and Buyer Accounts Receivable without specifying the portion to be allocated to each, then Seller and Buyer shall consult with one another to determine the proper allocation of such payment; and, if they are unable to reach agreement on the proper allocation, such payment shall be applied so as to retire Seller Accounts Receivable and Buyer Accounts Receivable in chronological order based upon the period of time such accounts receivable have existed on the books of Seller or Buyer, as the case may be.

     7.3 Waiver of Bulk Sales Law Compliance. Buyer hereby waives compliance by Seller with the requirements, if any, of Article 6 of the Uniform Commercial Code as in force in any state in which Assets are located and all other similar Requirements of Law applicable to bulk sales and transfers, to the extent applicable to the Transactions.

     7.4 Excluded Assets. If, after the Closing Date, Excluded Assets shall remain on the premises utilized or controlled by Buyer, then Buyer shall take reasonable steps at the expense of Seller to deliver such Excluded Assets to such Seller, and so long as such assets remain in Buyer's control, shall exercise reasonable care with respect thereto, and in no event less care than with respect to its own properties.

     7.5 Insurance. Buyer shall secure insurance with respect to the Business from the Closing Date covering general liability and products liability in amounts customary for the industry in which the Business operates.

     7.6 Board of Directors. Buyer shall take all actions necessary to cause the Board of Directors of Buyer to include one (1) person as a representative of the Seller, to be designated by Seller, and approved by Buyer, for so long as the Purchase Note is outstanding. John P. Colling has been designated by Seller as such person and is acceptable to Buyer. Any person other than Colling is subject to the approval of the Board of Directors of Buyer, which approval shall not be unreasonably withheld.
Buyer, at the Closing, shall deliver agreements from each of the shareholders of Buyer, duly executed by each such shareholder, to this effect, in form and substance satisfactory to Seller.

                          ARTICLE 8.  MUTUAL COVENANTS

     Each of Seller and Buyer covenant and agree as follows:

     8.1  Permits and Consents.

          (a) As promptly as practicable after the date hereof, Buyer and Seller shall make all filings with governmental bodies and other regulatory authorities, if any, and use all reasonable efforts to obtain all permits, approvals, authorizations and consents of all third parties, required to consummate the Transactions. Buyer and Seller shall furnish promptly to each other all information that is not otherwise available to the other party and that such party may reasonably request in connection with any such filing. Buyer and Seller shall use reasonable efforts to obtain such consents to the assignment of the Assigned Contracts as may be required. Buyer acknowledges that consents to the Transactions may be required from parties to the Assigned Contracts, that such consents have not been obtained and that, notwithstanding any other provision hereof, Seller will not assign to Buyer at the Closing any Assigned Contract that by its terms requires, prior to such assignment, the consent of any other contracting party thereto unless such consent has been obtained prior to the Closing Date.

          (b) Buyer agrees that Seller shall have no liability whatsoever to Buyer arising out of or relating to the failure to obtain any consents to the assignment of Contracts that may be required in connection with the Transactions or because of the default, acceleration or termination of any Assigned Contract as a result thereof. Buyer further agrees that no representation, warranty or covenant of Seller contained herein shall be breached or deemed breached, and no condition shall be deemed not satisfied, as a result of (i) the failure to obtain any such consent or as a result of any such acceleration or termination or (ii) any lawsuit, action, claim, proceeding or investigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such consent or any such acceleration or termination. Seller shall cooperate with Buyer in any reasonable manner in connection with Buyer obtaining any such consents; provided, however, that such cooperation shall not include any requirement that Seller commence any litigation or offer or grant accommodation (financial or otherwise) to any third party. The Purchase Price shall not be subject to adjustment by reason of any such consents that are not obtained.

          (c) With respect to each such Assigned Contract not assigned on the Closing Date, after the Closing Date Seller shall continue to deal with the other contracting party(ies) to such Assigned Contract as the prime contracting party, and Buyer and such Seller shall continue to use reasonable efforts to obtain the consent of all required parties to the assignment of such Assigned Contract. Such Assigned Contract shall be promptly assigned by Seller to Buyer after receipt of such consent after the Closing Date. Notwithstanding the absence of any such consent, Buyer shall be entitled to the benefits of such Assigned Contract accruing after the Closing Date to the extent that Seller may provide Buyer with such benefits without violating the terms of such contract; and to the extent such benefits are so provided, Buyer agrees to perform at its sole expense all of the obligations of Seller to be performed under such Assigned Contract after the Closing Date.

     8.2 Cooperation. Buyer and Seller shall cooperate with each other and shall cause their officers, employees, agents, auditors and representatives to cooperate with each other after the Closing to ensure the orderly transition of the Business to Buyer and to minimize any disruption to the respective businesses of Seller or the Business that might result from the Transactions. Neither party shall be required by this Section 8.2 to take any action that would unreasonably interfere with the conduct of its business.

     8.3 Publicity. Seller and Buyer agree that, from the date hereof through the Closing Date and thereafter for 90 days, no public release or announcement concerning the Transactions shall be issued without the prior delivery of such release or announcement to the other party, including any release or announcement which may be required by or pursuant to any Requirement of Law. The party making the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

     8.4 Reasonable Efforts; Further Assurances. Subject to the terms and conditions of this Agreement (including the limitations set forth in Section 8.1), each party will use all reasonable efforts to cause the Closing to occur, and, following the Closing, each party, from time to time, shall execute and deliver such additional instruments, documents, conveyances, or assurances, and take such other actions as shall be necessary, or otherwise reasonably requested by the other party, to confirm and assure the rights and obligations provided for in this Agreement and in any other Transaction Document and render effective the consummation of the Transactions.

     8.5 Records. On the Closing Date, Seller shall deliver or cause to be delivered to Buyer all Records and materials that would be Records if located at a Business Property which are material to and used exclusively in the Business (to the extent not then in the possession of the Business), except any Records relating to Excluded Liabilities (including, without limitation, to Seller's Tax liability or to any litigation or claim not assumed by Buyer hereunder). After the Closing, upon reasonable written notice and at Buyer's sole expense, Seller agrees to furnish or cause to be furnished to Buyer and its representatives (including its auditors), access at reasonable times and during normal business hours to such information relating to the Business in such Seller's possession as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any Tax Returns, reports or forms or the defense of any Tax Claim or assessment; provided, however, that such access does not unreasonably disrupt the normal operations of such Seller.

     8.6 Access to Former Business Records. For a period of seven (7) years following the Closing, Buyer will retain all Records in the Buyer's possession. During such period, Buyer will afford authorized representatives of Seller (including its auditors) access to such Records at reasonable times and during normal business hours at the principal business office of the Business, or at such other location or locations at which such Records may be stored or maintained from time to time, and will permit such representatives to make abstracts from, or copies of, any of such Records, or to obtain temporary possession of any thereof as may be reasonably required by Seller at such Seller's sole cost and expense. During such period, Buyer will, at Seller's expense (limited, however, to Buyer's reasonable out-of-pocket expenditures without regard to any employee cost or other overhead expenses), cooperate with Seller in furnishing information, evidence, testimony, and other reasonable assistance in connection with any action, proceeding, Tax audit, or investigation to which such Seller or any of its Affiliates is subject relating to the business of the Business prior to the Closing. The term "Record" as used in this Section 8.6 shall include any data processing files or other computerized data.

     8.7  Use of Trademark and Trade Names.

          (a) Notwithstanding anything to the contrary in this Agreement, Buyer may continue to use the name "MagneTek" and related trademarks, corporate names, and trade names incorporating "MagneTek," and the stylized "MagneTek" logos (i) in displays, signage and postings for the period after the Closing Date necessary to permit the removal of such names as promptly as is reasonably feasible, and only to the extent such displays, signage or postings exist on the Closing Date; (ii) for a period of two years, to state the Business' former affiliation with MagneTek (e.g., "formerly a division of MagneTek, Inc.") and (iii) to the extent any such trade names, trademarks, service marks or logos appear on stationery, packaging materials, supplies or inventory on hand as of the Closing Date or on order at the time of the Closing, until such is exhausted.

          (b) Notwithstanding anything to the contrary in this Agreement, Seller may continue to use, and Buyer grants an exclusive royalty free worldwide license to Seller to use, the name "Jefferson" and related trademarks and tradenames incorporating "Jefferson" and any stylized "Jefferson" logos for a period of two (2) years from the Closing Date in Seller's sign and neon ballast business and any other business of the Seller which does not compete with the Business. Buyer shall have no right to use such name, trademarks, tradenames or logos in the sign and neon ballast business prior to the expiration of the two (2) year period from the Closing Date.

     8.8 Required Modifications or Replacements of Products. The following provisions of this Section 8.8 shall govern the responsibilities of Buyer and Seller regarding Required Modifications:

          (a) Buyer shall advise Seller promptly after becoming aware of any Required Modifications to the products shipped by the Business prior to the Closing Date to the extent Seller would be required to indemnify Buyer for any claims in respect of such products.

          (b) Whether or not Buyer gives the foregoing notice, Buyer shall make any Required Modifications to products shipped by the Business prior to the closing Date which are necessary or advisable, in the reasonable discretion of Seller. If the cost to Seller under Section 8.8(c) of implementing any such Required Modification exceeds the cost to Seller of replacing such products, Buyer shall replace such products. The obligation of Buyer hereunder shall include, but not be limited to, such actions as Seller may reasonably request for (i) the notification of customer and other third parties in possession of the applicable products, (ii) the shipping of such products, if necessary, to and from Buyer's facilities for modification, improvement, enhancement or replacement, (iii) production of replacement products, parts or supplies necessary for the implementation of the product modification, enhancement, improvement or placement, (iv) the installation, modification or replacement of the product by personnel of Buyer, either at the customer's location or at Buyer's facilities, as appropriate, and (v) recordkeeping and reports with respect to such product modifications, enhancements, improvements or replacements to the extent required by law or reasonably requested by Seller.

          (c) Seller shall reimburse Buyer for direct manufacturing, installation, labor and materials costs incurred by Buyer in installing or implementing any Required Modification under Section 8.8(b) or in producing any replacement products, parts or supplies under Section 8.8(b), together with all reasonable out-of-pocket shipping, postage and printing costs incurred by Buyer in connection therewith.

                      ARTICLE 9.  EMPLOYEE BENEFIT MATTERS

     9.1 Employee Retention. Buyer shall offer employment to commence as of the Closing Date to all Business Employees, at the same salaries and wages (including division-level, but not MagneTek-wide bonus and incentive programs) and on substantially the same terms and conditions as those in effect immediately prior to the Closing Date. Buyer has no present intention (subject to its discretion as to employee performance) to terminate the employment of any Business Employee within the sixty (60) days following the Closing Date, and Buyer assumes all obligations and liabilities, if any, under the Worker Adjustment and Retraining Notification Act (the "WARN Act") arising out of the Transactions. Buyer also agrees to comply with the terms of the WARN Act and any similar state legislation following the Closing Date.

     9.2 Employee Benefit Plans. Effective as of the Closing Date, (a) Business Employees shall cease accruing any benefits under any Seller Plan, and Seller shall take, or cause to be taken, all such action, if any, as may be necessary to effect such cessation of participation and (b) to the extent permitted by applicable law, Seller shall cause the Business Employees to be fully vested in their accrued benefits under the FlexCare Plus Retirement Pension Plan and the FlexCare Plus Retirement Savings Plan, including pro-rata contributions to the pension plan based upon Business Employee earnings to the Closing Date. On and after the Closing Date, Buyer shall establish employee benefit plans (the

"Buyer's Benefit Plans") for the Business Employees who presently have such benefits, or as Buyer deems appropriate; provided, however, in all events, on or before January 1, 1997, Buyer shall establish a group health (medical and dental) plan or plans for those Business Employees who, immediately prior to the Closing, are covered under a group health plan of Seller. Buyer shall cause such group health plan to waive any exclusions or limitations with respect to pre-existing conditions and actively-at-work exclusions and shall provide that any 1996 expenses incurred by a Business Employee or his covered dependents under a Seller Plan shall be taken into account under such Buyer's group health plans for purposes of satisfying applicable deductible, coinsurance and maximum out of pocket provisions.

     With respect to Buyer's Benefit Plans, Buyer shall grant eligible Business Employees from and after the Closing Date credit for all service with Seller and its affiliates and their respective predecessors prior to the Closing Date for all purposes (other than the accrual of benefits under a defined benefit pension plan; however, this proviso shall not preclude Buyer from granting such credit) for which such service was recognized by Seller and its affiliates.

     Seller shall, as required by applicable law, offer all eligible Business Employees and their eligible dependents continued coverage under the terms of COBRA. Buyer agrees to remit COBRA premiums on behalf of all Business Employees who elect such coverage. COBRA premiums are listed on Schedule 9.2 as provided by the Seller on August 27, 1996. Buyer's failure to remit required COBRA premiums on a timely basis will result in a penalty, payable by Buyer to Seller, equal to 10% of the applicable month's total premium for each month, or fraction of a month, premium payment is delayed. Buyer agrees to provide all eligible Business Employees with appropriate COBRA election forms as prepared by Seller, and to remit all properly executed forms on a timely basis to Seller. Buyer acknowledges that only those Business Employees currently covered under a Seller Plan are eligible for COBRA. In no event does Seller agree to provide COBRA coverage to any Business Employee who fails to complete and remit a properly executed COBRA election form on a timely basis.

     9.3 Vacation, Holiday and Severance Pay. As of the Closing Date, Buyer shall assume all of Seller's obligations for vacation, holiday and severance pay to all Business Employees.

     9.4 Access to Information. Commencing with the date hereof and continuing to the Closing Date and thereafter, Seller shall make reasonably available to Buyer such actuarial, financial, personnel and related information as may be reasonably requested by Buyer with respect to any Seller Plan as it relates to a Business Employee, including, but not limited to, compensation and employment histories.

     9.5 Third-Party Beneficiaries. No provision of this Article 9 shall create any third-party beneficiary rights in any employee of former employer or the Business (including any beneficiary or dependent thereof), including, without limitation, any right to continued employment or employment in any particular position with Buyer for any specified period of time after the Closing Date.

                          ARTICLE 10.  INDEMNIFICATION

     10.1 Indemnification by Seller. Subject to the terms and conditions of this Article 10, Seller shall indemnify Buyer and each of its officers, directors, employees and agents against, and hold them harmless from, any Loss suffered or incurred by any such Indemnified Person (other than any relating to environmental matters, for which indemnification provisions are set forth in Section 10.3) to the extent arising from (a), if the Closing occurs, any breach of any representation or warranty of Seller contained in this Agreement which survives the Closing or in any certificate, instrument or other document delivered pursuant hereto,
(b) any breach of any covenant of Seller contained in this Agreement requiring performance after the Closing Date or (c), if the Closing occurs, the existence of, or the failure of Seller to pay, perform and discharge when due, any of the Excluded Liabilities (including, without limitation, any Losses as a result of the failure of Seller to comply with any Bulk Sales Laws referred to in Section 7.3); provided, however, that Seller shall have no liability under this Section 10.1 unless the aggregate of all Losses relating thereto for which Seller would, but for this proviso, be liable exceeds on a cumulative basis with Losses for which Buyer is indemnified under Section 10.3, an amount equal to $25,000 (and then only to the extent of any such excess); and provided further, however, that Seller's aggregate liability under this Section 10.1 and Section 10.3 shall in no event exceed $1,500,000; and provided further, anything to the contrary contained in this Agreement notwithstanding, Seller shall not be liable under the indemnification provisions of this Section 10.1 or otherwise have any liability for any misrepresentation or breach of warranty (to include, but not be limited to, breaches of representations and warranties regarding the Financial Statements) or covenant under this Agreement or otherwise have any liability in connection with the transactions described herein to the extent that the existence of such liability, the breach of warranty or covenant or the falsity of the representation upon which such liability would be based is known to the Buyer or to any officer of the Buyer prior to or on the Closing Date.

     10.2 Indemnification by Buyer. Subject to the terms and conditions of this Article 10, Buyer shall indemnify Seller and each of its officers, directors, employees and agents against, and hold them harmless from, any Loss suffered or incurred by any such Indemnified Person (other than any relating to environmental matters, for which indemnification provisions are sst forth in Section 10.3) to the extent arising from (a), if the Closing occurs, any breach of any representation or warranty of Buyer contained in this Agreement which survives the Closing or in any certificate, instrument or other document delivered pursuant hereto or in connection herewith, (b) any breach of any covenant of Buyer contained in this Agreement requiring performance after the Closing Date, (c), if the Closing occurs, the existence of, or the failure of Buyer to pay, perform and discharge when due, any of the Assumed Liabilities and (d), if the Closing occurs, the ongoing operations of Buyer and the Assets after the Closing Date; provided, however, that Buyer shall not have any liability under this Section 10.2 unless the aggregate of all Losses relating thereto for which Buyer would, but for this proviso, be liable exceeds on a cumulative basis with Losses for which Seller are indemnified under Section 10.3, an amount equal to $25,000 (and then only to the extent of such excess); and provided further, however, that Buyer's aggregate liability under clauses (a) and (b) of this Section 10.2 shall in no event exceed $1,500,000.

     10.3 Indemnification for Environmental Matters. Subject to the terms and conditions of this Article 10, Seller shall indemnify and hold Buyer harmless from and against all Losses resulting from claims or demands by any Governmental Agency or any third party which is unrelated to Buyer or its Affiliates arising under any Environmental Law to the extent such Losses (a) are attributable to either Seller's use and/or occupancy of any premises owned or used by Seller prior to the Closing Date (a "Seller Facility") or to Hazardous Materials transported offsite from a Seller Facility for treatment, storage or disposal prior to the Closing and (b) exceed, on a cumulative basis with Losses for which Buyer is indemnified under Section 10.1, an amount equal to $25,000; but only to the extent of such excess and provided, further, that Seller's aggregate liability under this Section 10.3 and
Section 10.1 shall in no event exceed $1,500,000. Seller's indemnification liability hereunder shall in no event be construed to extend to or include any remediation or other liability arising as a result of the presence of asbestos in or upon any of the improvements located in or on any Business Property at any time. Seller's obligation to indemnify Buyer under this Section 10.3 shall expire on the first anniversary of the Closing Date, and Buyer hereby expressly releases Seller from and after such first anniversary from any liability in respect of the matters covered by such indemnification, whether arising by statute or common law, or otherwise. Seller shall have no obligation to indemnify Buyer with respect to conditions that existed prior to Seller's use or occupancy of any Seller Facility. Buyer shall indemnify and hold Seller harmless from and against all Losses resulting from claims or demands by any Governmental Agency or private party arising under any Environmental Law to the extent such Losses are attributable to Buyer's use and/or occupancy of any Seller Facility.

     10.4 Losses Net of Insurance, etc.

          (a) The amount of any Loss for which indemnification is provided under this Article 10 shall be net of any amounts recovered or recoverable by the Indemnified Person under insurance policies with respect to such Loss and of any reserve in respect thereof reflected on the Closing Balance Sheet.

          (b)  If the Indemnifying Person makes any payment under this
Article 10 in respect of any Loss, the Indemnifying Person shall be subrogated, to the extent of such payment, to the rights of the Indemnified Person against any insurer or third party with respect to such Losses.

          (c) Notwithstanding anything to the contrary elsewhere in this Agreement, no Indemnifying Person shall, in any event, be liable to the other party for any consequential damages, including, but not limited to, loss of revenue or income, cost of capital, diminution in value, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement. Each party agrees that it will not seek punitive damages as to any matter under, relating to or arising out of the Transactions.

          (d) The parties hereto agree that the indemnification provisions of this Article 10 are intended to provide the exclusive remedy as to all Losses which may occur arising from or relating to the Transactions, and each party hereby waives, to the extent they may do so, any other rights or remedies that may arise under any applicable statute, rule or regulation.

     10.5 Termination of Indemnification. The obligations to indemnify and hold harmless a party hereto, (A) pursuant to Sections 10.1(a) and 10.2(a), shall terminate when the applicable representation or warranty terminates pursuant to Section 10.8, (B) pursuant to Section 10.3, shall terminate as set forth therein and (C) pursuant to Sections 10.1(b) and 10.2(b), shall terminate on the first anniversary of the Closing Date; provided, however, that as to clauses (A), (B) and (C) above, such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice (stating in reasonable detail the basis of such claim) to the Indemnifying Person.

     10.6 Procedures Relating to Indemnification (Other Than for Tax Claims). In order for an Indemnified Person to be entitled to any indemnification provided for under this Agreement (other than for Tax Claims) in respect of, arising out of or involving a claim or demand made by any Person against the Indemnified Person (a "Third Party Claim"), such Indemnified Person must notify the Indemnifying Person in writing, and in reasonable detail, of the Third Party Claim within 30 Business Days after receipt by such Indemnified Person of written notice of the Third Party Claim; Provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the

Indemnifying Person shall have been actually prejudiced as a result of such failure (except that the Indemnifying Person shall not be liable for any Losses incurred during the period in which the Indemnified Person failed to give such notice). Thereafter, the Indemnified Person shall deliver to the Indemnifying Person, within five (5) Business Days after the Indemnified Person's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Person relating to the Third Party Claim.

     If a Third Party Claim is made against an Indemnified Person, the Indemnifying Person will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel select by the Indemnifying Person and reasonably satisfactory to the Indemnified Person. Should the Indemnifying Person so elect to assume the defense of a Third Party Claim, the Indemnifying Person will not be liable to the Indemnified Person for legal fees and expenses subsequently incurred by the Indemnified Person in connection with the defense thereof. If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Person, it being understood that the Indemnifying Person shall control such defense. The Indemnifying Person shall be liable for the fees and expenses of counsel employed by the Indemnified Person for any period during which the Indemnifying Person has not assumed the defense thereof (other than during any period in which the Indemnified Person shall have failed to give notice of the Third Party Claim as provided above). If the Indemnifying Person chooses to defend or prosecute any Third Party Claim, all the parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Person's request) the provision to the Indemnifying Person of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis in the manner specified in Section 8.6 hereof to provide additional information and explanation of any material provided hereunder. Notwithstanding the foregoing, in the event a Third Party Claim is made against Seller as to which Seller is entitled to seek indemnification under this Article 10 and Seller concludes, in its reasonable judgment, that Buyer lacks the financial and personnel resources to vigorously defend Seller from such Third Party Claim, such Seller may elect to retain the defense of such Third Party Claim and shall be entitled to be reimbursed by Buyer for its Losses incurred in such defense, such expenditures to be reimbursed promptly after submission of invoices therefor. Whether or not the Indemnifying Person shall have assumed the defense of a Third Party Claim, the Indemnified Person shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Person's prior written consent (which consent shall not be unreasonably withheld or delayed). All Tax Claims (as defined in Section 10.7) shall be governed by Section 10.7.

     10.7 Procedures Relating to Indemnification of Tax Claims.

          (a) If a claim shall be made by any Tax authority, which, if successful, might result in an indemnity payment to any Person hereunder (a "Tax Indemnitee"), the Tax Indemnitee shall promptly notify the party against whom indemnification is sought (the "Tax Indemnitor") in writing of such claim (a "Tax Claim"). If notice of a Tax Claim is not given to the Tax Indemnitor within a sufficient period of time to allow the Tax Indemnitor to effectively contest such Tax Claim, or in reasonable detail to apprise the Tax Indemnitor of the nature of the Tax Claim, in each case taking into account the facts and circumstances with respect to such Tax Claim, the Tax Indemnitor shall not be liable to the Tax Indemnitee to the extent that the Tax Indemnitor's ability to effectively contest such Tax Claim is actually prejudiced as a result thereof.

          (b) With respect to any Tax Claim, the Tax Indemnitor shall control all proceedings taken in connection with such Tax Claim (including, without limitation, selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest the Tax Claim in any permissible manner, provided, however, that the Tax Indemnitor shall not settle or compromise a Tax Claim without giving 30 days' prior notice to the Tax Indemnitee, and without the Tax Indemnitee's consent, which shall not be unreasonably withheld or delayed, if such settlement or compromise would have a material adverse effect on the Tax liabilities of the Tax Indemnitee, its Affiliates or any member of its affiliated group. The Tax Indemnitee, and each of its Affiliates, shall cooperate with the Tax Indemnitor in contesting any Tax Claim, which cooperation shall include, without limitation, the retention and (upon the Tax Indemnitor's request) the provision to Tax Indemnitor of Records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

     10.8 Survival of Representations. The representations and warranties in this Agreement and in any other document delivered in connection herewith shall survive the Closing solely for purposes of Sections 10.1(a) and 10.2(a) and, except as set forth in the following two sentences, shall terminate at the close of business on that day which is fifteen (15) months after the Closing Date. The representations and warranties in Section 4.1 shall terminate on the fifth (5th), and the representations and warranties in
Section 4.3 shall terminate on the seventh (7th), anniversary of the Closing Date. The representations and warranties relating to environmental matters in Section 4.10 shall not survive the Closing.

                         ARTICLE 11.  GENERAL PROVISIONS

     11.1 Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by Buyer (including by operation of law in connection with a merger or sale of substantially all the assets, of Buyer) without the prior written consent of Seller; provided, however, that Buyer may assign its right to purchase the Assets hereunder to an Affiliate of Buyer without the prior written consent of Seller; provided further, however, that no assignment shall limit or affect Buyer's obligations hereunder.

     11.2 No Third-Party Beneficiaries. Except as provided in Article 10 as to Indemnified Persons, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person or entity, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

     11.3 Termination.

          (a) Anything contained herein to the contrary notwithstanding, this Agreement may be terminated (except as set forth in Section 11.3(c)) and the Transactions abandoned at any time prior to the Closing Date:

               (i)    by mutual written consent of Seller and Buyer;

               (ii) by Seller if any of the conditions set forth in Section 3.l shall have become incapable of fulfillment, and shall not have been waived by Seller;

                (iii)  by Buyer if any of the conditions set forth in Section
3.2 shall
have become incapable of fulfillment, and shall not have been waived by Buyer; or

                (iv) by either party hereto, if the Closing does not occur on or prior to August 31, 1996.

          (b) In the event of termination by Seller or Buyer pursuant to this Section 11.3, written notice thereof shall forthwith be given to the other party and the Transactions shall be terminated, without further action by either party. If the Transactions are terminated as provided herein:

               (i) Buyer shall return all documents and copies and other material received from Seller relating to the Transactions, whether so obtained before or after the execution hereof, to Seller;

               (ii) all confidential information received by Buyer with respect to the Business and Seller shall be treated in accordance with the Confidentiality Agreement which shall remain in full force and effect notwithstanding the termination of this Agreement.

          (c) If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 11.3, this Agreement shall become void and of no further force and effect, except for the provisions of (i) Section 7.1 relating to the obligation of Buyer to keep confidential certain information and data obtained by it, (ii) Section 11.4 relating to certain expenses, (iii) Section 8.3 relating to publicity, (iv)
Section 11.5 relating to attorneys' fees and expenses, (v) Section 11.11 relating to finder's fees and broker's fees and (vi) this Section 11.3. Nothing in this Section 11.3 shall be deemed to release either party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of either party to compel specific performance by the other party of its obligations under this Agreement.

     11.4 Expenses. Whether or not the transactions contemplated hereby are consummated, and except as otherwise provided in this Section 11.4, Section
2.7 or elsewhere in this Agreement, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

     11.5 Attorneys' Fees. Should any litigation be commenced concerning this Agreement or the rights and duties of any party with respect to it, the party prevailing shall be entitled, in addition to such other relief as may be granted, to a reasonable sum for such party's attorney fees and expenses determined by the court in such litigation or in a separate action brought for that purpose.

     11.6 Amendments. No amendment to this Agreement shall be effective unless it shall be in writing and signed by both parties hereto.

     11.7 Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent prepaid telex, cable or telecopy, or sent, postage prepaid, by registered, certified or express mail, or reputable overnight courier service and shall be deemed given when so delivered by hand, telexed, cabled or telecopied, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

               (i)    if to Buyer, to:

                      Jefferson Electric, Inc.

                      3621 West Maplecrest Drive
                      Franklin, WI  53132

with a copy to:

                      Schober & Radtke S.C.
                      15525 West National Avenue
                      P.O. Box 510155
                      New Berlin, WI  53151-0155
                      Attention:  Thomas G. Schober, Esq.
                      Telephone:  (414) 872-1820
                      Telecopier: (414) 872-1073

               (ii)   if to Seller, to:

                      MagneTek, Inc.
                      26 Century Boulevard,
                      Post Office 290159
                      Nashville, Tennessee 37229-0159
                      Attention:   Samuel A. Miley, Esq.
                                   General Counsel
                      Telephone:  (615) 316-5260
                      Telecopier: (615) 316-5192

with a copy to:

                      Baker, Donelson, Bearman & Caldwell
                      511 Union Street, Suite 1700
                      Nashville, Tennessee 37219
                      Attention:  James L. Beckner, Esq.
                      Telephone:  (615) 726-5720
                      Telecopier:  (615) 726-0464

     11.8 Interpretation; Exhibits and Schedules. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any matter disclosed in one Schedule hereto shall be deemed incorporated by reference into each other Schedule hereto and disclosed in each such Schedule. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit, but not otherwise defined therein, shall have the meaning as defined in this Agreement.

     11.9 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

     11.10 Entire Agreement. This Agreement and the Confidentiality Agreement contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written agreements and understandings relating to such subject matter.

     11.11 Fees. Each party hereto hereby represents and warrants to the other party hereto that no brokers or finders have acted for such party in connection with this Agreement or the Transactions contemplated hereby or otherwise may be entitled to any brokerage fee, finder's fee or commission in respect thereof.

     11.12 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

     11.13 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Wisconsin applicable to agreements made and to be performed entirely within such State, without
regard to the conflicts of law principles of such State.       IN WITNESS
WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

                                       SELLER:

                                       MAGNETEK, INC.


                                       By:
                                           -------------------------------
                                             Name:
                                                   -----------------------
                                             Title:
                                                    ----------------------



                                       BUYER:


                                       JEFFERSON ELECTRIC, INC.


                                       By:
                                           -------------------------------
                                             Name:  Mike J. Buckna
                                             Title: President